Exhibit 10.1

ULTA SALON, COSMETICS & FRAGRANCE, INC.

2011 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT – Performance Shares

Ulta Salon, Cosmetics & Fragrance, Inc. (the “Company”) pursuant to the Ulta Salon, Cosmetics & Fragrance, Inc. 2011 Incentive Award Plan (the “Plan”) hereby grants the following individual the right to earn Restricted Stock Units (each, an “RSU”), subject to the requirements set forth herein and in the Plan. Each RSU earned entitles the Holder to receive an equal number of shares of common stock, par value $0.01 per share (“Shares”) at settlement, as described herein.

Grant:

Holder	Name: Address: Location:

Grant Date

Exercise Price per Share

Target Number of RSUs Granted (“Target Award”)

Performance Conditions:

Performance Period	[ADD PERFORMANCE PERIOD]

Earning of RSUs and Vesting Date	The RSUs are earned (or not) based on achievement relative to the Performance Goals set forth on Exhibit A to this Agreement. To the extent that the Performance Goals are met, then any earned RSUs (and any earned Dividend Equivalents thereon) shall be paid to the Holder on [ADD VESTING DATE] (the “Vesting Date”), provided the Holder has not incurred a Termination of Service prior to the Vesting Date (except as otherwise provided below).

Unless otherwise defined herein, capitalized terms shall have the same meanings set forth in the Plan.

A. Determination of Earned RSUs. The number of Performance Units granted, represents a target number of shares that may be earned based upon satisfaction of the target Performance Goal as set forth on Exhibit A (the “Target Award”). The actual number of RSUs earned and vested may be greater or less than the Target Award, or even zero and will be determined based on the Company’s actual performance level achieved according to the formulas set forth on Exhibit A. All RSUs that are not earned at the end of the Performance Period shall be forfeited. Once earned, the RSUs are subject to the restrictions on transfer set forth in Section 2 and may be forfeited as provided in Section 4, until vested. Holder shall vest in the earned RSUs on the Vesting Date. Notwithstanding the foregoing, the RSUs will be earned as follows:

1. Death/Disability: If Holder has a Termination of Service for reasons of death or disability during the Performance Period, the Holder will earn and be vested in a prorated portion of the Target Award based on the number of days elapsed in the Performance Period through the Holder’s Termination of Service.

2. Change in Control: Upon a Change in Control, the Performance Period shall terminate and the Holder shall be deemed to have earned the number of RSUs equal to the Target Award, or the number of RSUs that would have been earned based on actual performance through the Change in Control, whichever is greater.

B. Limits on Transfer. Holder may not sell, pledge, transfer, subject to lien, assign or otherwise hypothecate the RSUs unless and until the RSUs are earned and have vested, and all other terms and conditions set forth herein and in the Plan have been satisfied. Any attempt to do so contrary to the provisions of this Award Agreement shall be null and void.

C. Non-Compete, Non-Solicitation and Confidential Information. The grant of the RSUs is subject to Holder either consenting to or having already consented to and abiding by the terms of the Confidential Information & Restrictive Covenants Agreement.

D. Forfeiture. Unless otherwise provided herein, all unvested RSUs shall be forfeited upon the Holder’s Termination of Service with the Company or the Holder’s violation of the Confidential Information & Restrictive Covenants Agreement. Notwithstanding the forgoing, Holder will be vested in any earned RSUs upon Termination of Service:

1. by reason of death or disability; or

2. by the Company without Cause after the end of the Performance Period and during the twelve (12) month period following a Change in Control.

For this purpose “Cause” shall mean, as determined in the sole discretion of the Administrator, the Holder’s (i) commission of a felony; (ii) dishonesty or misrepresentation involving the Company; (iii) serious misconduct in the performance or non-performance of his or her responsibilities to the Company (e.g., gross negligence, willful misconduct, gross insubordination or unethical conduct) or (iv) violation of any material condition of employment if Holder is an employee of the Company.

E. Settlement and Payment of RSUs. The RSUs will become payable and settled in Shares equal to the number of earned RSUs on the Vesting Date; provided, however, that in the event of the Holder’s death or disability or termination without Cause under Section 4(b), then the earned RSUs shall become payable and settled as soon as practicable following the Holder’s Termination of Service, but no later than March 15 of the year following the year in which the Holder’s Termination of Service occurs. The Company shall deliver the Shares electronically into a brokerage account designated by Holder and shall not be required to deliver actual physical Share certificates. The issuance of Shares in settlement of vested RSUs will be subject to tax withholding, as provided below.

F. Withholding. The Company has the authority to deduct or withhold, or require Holder to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign withholding taxes with respect to the Shares issued in settlement of vested RSUs. A Holder may elect to satisfy his tax obligation, in whole or in part: (i) with the consent of the Company, by surrendering Shares or having the Company withhold Shares otherwise issuable under this Award Agreement, in each case with a Fair Market Value on the date of such surrender or withholding equal to the minimum amount of the tax withholding obligation or (ii) by payment in cash or check. Notwithstanding anything to the contrary herein, if the Holder made no such election or the tax obligation arises during a period in which the Holder is prohibited from trading under any policy of the Company or by reason of the Securities Exchange Act of 1934, then the tax withholding obligation shall automatically be satisfied by the Company withholding Shares having a Fair Market Value equal to the minimum amount of the tax withholding obligation. No Shares will be delivered to Holder in settlement of vested RSUs under Section 5 unless and until all tax withholding obligations have been satisfied.

G. Rights as Stockholder. The RSUs awarded under this Award Agreement do not confer upon Holder any rights as a stockholder, including but not limited to any right to vote or receive dividends. To the extent that dividends are paid on Shares, Holder shall be entitled to receive with respect to the RSUs, dividend equivalent amounts equal to the regular cash dividend payable to holders of Shares (to the extent regular cash dividends are paid) as if Holder were an actual shareholder with respect to the number of Shares equal to his outstanding RSUs (the “Dividend Equivalents”). Participant’s rights to Dividend Equivalents shall cease upon forfeiture or payment of the RSUs. The aggregate amount of such Dividend Equivalents shall be held by the Company, without interest thereon, and paid to Participant as of the next payroll period after the RSUs are settled as provided in Section 5. Any Dividend Equivalents held by the Company on RSUs which are not earned or do not otherwise vest, shall be forfeited and retained by the Company.

H. Employment. This Award Agreement does not constitute a contract of employment, and does not confer upon Holder the right to be retained in the employ of the Company or any Subsidiary. In addition, nothing in the Plan or this Award Agreement shall be interpreted to interfere with or limit in any way the right of the Company to terminate Holder’s employment or services at any time.

I. No Additional Rights. Participation in the Plan is voluntary. The value of the RSUs is an extraordinary item that is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in such plans. Rather, the awarding of the RSUs under the Plan represents a mere investment.

J. Limitations on Plan Rights. The RSUs are granted under and governed by the terms and conditions of the Plan. By acceptance of the RSUs, Holder acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the RSUs under the Plan is a one-time benefit and does not create any contractual or other rights in Holder to receive a grant of stock or benefits in lieu of RSUs in the future. Future grants of RSUs, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of RSUs, and vesting provisions. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time. By acceptance of the Restricted Stock Unit Award, Holder consents to the provisions of the Plan and this Award Agreement.

K. Clawback. Notwithstanding anything contained in the Agreement to the contrary, all RSUs earned under this Agreement, and any Shares issued upon settlement hereunder shall be subject to forfeiture, or repayment pursuant to the terms of any policy that the Company may implement in compliance with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

COMPANY:

ULTA SALON, COSMETICS & FRAGRANCE, INC., a Delaware corporation

By:

Name:

Title:

EXHIBIT A

PERFORMANCE VESTING

RSUs are earned according to the following formula1:

Earned RSUs = (Revenue Payout Percentage x 67% x Target Award) + (EBT Payout Percentage x 33% x Target Award)

“Revenue Payout Percentage” is determined based on the following:

	Below Threshold			Threshold			Target			Maximum
Revenue	Less than $	[—	]	$	[—	]	$	[—	]	$	[—	]
Payout Percentage		0%			50%			100%			200%

with performance between performance levels interpolated linearly.

“Revenue” shall mean the cumulative annual revenue for each fiscal year during the Performance Period, as reported in the Company’s publicly filed financial statements.

“EBT Payout Percentage” is determined based on the following:

	Below Threshold			Threshold			Target			Maximum
EBT	Less than $	[—	]	$	[—	]	$	[—	]	$	[—	]
Payout Percentage		0%			50%			100%			200%

with performance between performance levels interpolated linearly.

“EBT” shall mean the cumulative operating earnings of the Company, for each fiscal year during the Performance Period as reported in the Company’s publicly filed financial statements.

The Committee shall adjust the Performance Goal or actual achievement against the Performance Goals by the Company to reflect one or more of the following during the Performance Period (i) items related to a change in accounting principles; (ii) items attributable acquired business operations; (iii) items related to the disposal of a business or segment of a business; (iv) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (v) items relating to changes in tax laws; (vi) items relating to asset impairment charges (vii) items related to amortization of acquired intangible assets, (viii) restructuring expenses, and (ix) any other non-recurring charges or credits (as determined under GAAP) in excess of $250,000.

[1]	Applicable Performance Goals and weightings of the Performance Goals may vary by award in the discretion of the Committee.

The Committee shall have the sole authority and discretion to determine the achievement level of the Performance Goals and the number of RSUs earned at the end of the Performance Period. No RSUs shall be earned unless and until the date the Committee determines and certifies the level of achievement of the Performance Goals. All RSUs not earned shall be forfeited.